Exhibit 99.1

Press Release
November 11, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces

Leadership Appointment

FORT WAYNE, INDIANA, November 11, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the appointment of Matt Bell as the company’s head of its metals recycling platform effective today.

“I am excited and pleased to recognize Matt for his outstanding leadership and positive impact within our company,” said Mark D. Millett, Chairman and Chief Executive Officer. “Since joining us in 2016, Matt’s commercial and operational experience has helped lead our metals recycling teams to higher levels of service, efficiency, supply-chain solutions, and excellence. I am pleased that our ongoing succession planning has provided an outstanding individual to fill this leadership role upon Miguel Alvarez’s transition from metals recycling to leading our aluminum flat rolled products platform.”

Matt Bell, Vice President Metals Recycling

Matt Bell will assume responsibility and oversight for the company’s metals recycling platform as the Vice President of Metals Recycling and the President of OmniSource. Since 2023, Mr. Bell has served as Vice President of Commercial for OmniSource, responsible for developing and implementing its ferrous purchasing and sales growth strategies, including optimizing the scrap supply for the company’s steel operations. Since joining the company in 2016, Mr. Bell has held increasingly impactful leadership roles within the metals recycling platform in operations, commercial, and marketing responsibilities. Prior to joining the company, he held various leadership positions in the metals recycling industry.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.